PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 17, 2012	Landmark National Bank
Patrick L. Alexander, President and CEO
(785) 565-2000

The Wellsville Bank
Nancy L. Evans, Executive Vice President
(785) 883-2145

Landmark National Bank to Acquire The Wellsville Bank

(Manhattan, KS, January 17, 2012) Landmark National Bank, the wholly-owned bank subsidiary of Landmark Bancorp, Inc. (NASDAQ: LARK), and The Wellsville Bank jointly announced today the execution of a definitive agreement under which Landmark National Bank will acquire The Wellsville Bank.  The transaction is subject to standard closing conditions, as well as the approval of the appropriate regulatory agencies and the shareholders of Wellsville Bancshares, Inc., the sole shareholder of The Wellsville Bank.  The acquisition is expected to be completed during the second or early third quarter of 2012.  Upon the closing of the acquisition, The Wellsville Bank will be merged with and into Landmark National Bank.

Landmark National Bank has approximately $578.4 million in assets and operates out of 21 offices in 16 communities across Kansas.  The Wellsville Bank has assets of approximately $35.6 million and operates out of a single office in Wellsville, Kansas.

“We are very excited about this agreement with Wellsville.  Wellsville provides us with a great opportunity to expand our already strong presence in Kansas and allows Wellsville’s customers to continue to bank with a community-focused financial institution.  We look forward to continuing Wellsville’s commitment to its customers and the community it serves, and are excited to have Wellsville’s employees join our community banking team,” commented Patrick L. Alexander, President and CEO of Landmark National Bank.

Nancy L. Evans, Executive Vice President and a Director of The Wellsville Bank, stated, “We are thrilled to be able to partner with a community-oriented institution like Landmark National Bank.  The community and customer focus that Landmark is well known for fits very nicely with the community banking services that the Moherman family has delivered to Wellsville over the past century.  My mother, Elizabeth Moherman, and I are pleased that we were able to find an institution like Landmark that will continue our family tradition of community banking and that has the strength and resources to bring enhanced services and capabilities to the Wellsville community.

Steven D. Layton, President of The Wellsville Bank, added, “We look forward to our affiliation with Landmark.  Landmark is a strong organization whose values, products, and solid performance will allow our customers to continue to enjoy a great relationship with a Kansas-based, community-focused financial organization.”

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

The Wellsville Bank is the wholly-owned subsidiary of Wellsville Bancshares, Inc., a privately-owned bank holding company headquartered in Wellsville, Kansas.  The Wellsville Bank is a full-service community bank, offering a wide variety of loan products and savings deposits to its clients through its sole office in Wellsville, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.